Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sharon Merrill Associates, Inc.

(617) 542-5300

David Calusdian (Investors)

dcalusdian@investorrelations.com

Scott Solomon (Media)

ssolomon@investorrelations.com

OXiGENE Announces Sale of $24.2 Million of Common Stock

Waltham, Mass., January 14, 2004 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN) today announced that the Company will receive $24.2 million from the sale of 2,755,695 shares of its Common Stock. The shares are being sold to certain institutional investors at $8.78 per share, which represents no discount from the closing market price on January 13, 2004. After deducting fees and expenses, the Company will receive approximately $22.3 million from the sale, which is being conducted pursuant to OXiGENE’s shelf registration statement filed in October 2003. The sale is expected to close on or about Friday, January 16, 2004.

Lehman Brothers served as lead placement agent for the offering, with Rodman & Renshaw, Inc. and Roth Capital Partners serving as co-placement agents. Lazard served as a financial advisor in connection with the transaction.

“We plan to use these proceeds to accelerate the development of our lead compound, Combretastatin A4 Prodrug (CA4P), in both oncology and ophthalmology,” said OXiGENE President and Chief Executive Officer Fred Driscoll. “In oncology, we are focused on initiating large randomized, advanced clinical studies in sizable oncology indications. In ophthalmology, our goal is to rapidly advance the compound into new randomized clinical studies in retinal degenerative diseases and to develop and evaluate formulations of CA4P for local delivery to the eye. This decision to expand and accelerate clinical development in both oncology and ophthalmology is based on the progress we have seen to date from our clinical studies.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About OXiGENE

OXiGENE is the world leader in the development of vascular targeting agents (VTAs), novel biopharmaceutical compounds designed to selectively target and destroy new blood vessels. The Company’s lead compound, Combretastatin A4 Prodrug (CA4P), is in clinical development in patients with solid tumor cancers and wet age-related macular degeneration. Three other OXiGENE VTAs, OXi4503, OXi6197 and OXi8007, are in preclinical development. For more information about OXiGENE, visit www.oxigene.com.

Safe Harbor Statement

This news release about OXiGENE’s shelf takedown contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the amount of gross proceeds and net proceeds to OXiGENE as a result of the offering; the expected closing date of the transaction; and the intended use of proceeds raised through the sale of the Common Stock. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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